Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Contango Ore, Inc. of our report dated August 28, 2019, relating to the consolidated financial statements of Contango Ore, Inc., which appears in its Annual Report (Form 10-K) for the year ended June 30, 2019.

/s/ Moss Adams LLP

Houston, Texas

January 9, 2020